UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2025

Willamette Valley Vineyards, Inc.

(Exact name of Company as specified in its charter)

Oregon	001-37610	93-0981021
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8800 Enchanted Way SE

Turner, OR 97392

(Address of principal executive offices)

(503) 588-9463

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	WVVI	NASDAQ Capital Market
Series A Redeemable Preferred Stock	WVVIP	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2025, Michael Osborn, age 56, entered into an employment agreement with Willamette Valley Vineyards (the “Company”) to serve as the Company’s Chief Executive Officer, effective May 19, 2025. Mr. Osborn will replace, Jim Bernau, who will continue to serve as the Company’s President and Chair of the Board of Directors of the Company.

Mr. Osborn founded Wine.com, originally named eVineyard, in 1998 and was the Executive Vice President of Wine.com to May 2025, where he led that company’s supplier, wholesaler and merchandising efforts. Mr. Osborn has also served on the Board of Directors of the Wine Business Institute of Sonoma State University since June 2016.

Mr. Osborn has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Osborn has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Osborn was not hired as the Company’s Chief Executive Officer pursuant to any arrangement or understanding with any other person.

Pursuant to the terms of Mr. Osborn’s employment agreement with the Company, dated May 12, 2025 (the “Osborn Employment Agreement”), Mr. Osborn is entitled to an annualized base salary of $425,000 (the “Base Salary”) through December 31, 2026. Beginning January 1, 2027, the Base Salary shall be adjusted upward tied to the year-over-year percentage change in the consumer price index for urban wage earners (CPI-W) published by the United States Bureau of Labor Statistics. From such date onward, the Base Salary also may be increased by the Company in its sole discretion.

The terms of the Osborn Employment Agreement also provide that Mr. Osborn is eligible for an annual discretionary (nonguaranteed) target incentive bonus (“TIB”) conditioned upon the Company achieving certain financial performance goals for each fiscal year. The TIB target is equal to five percent (5%) of the Company’s pre-tax income above $3,500,000.00 for the applicable fiscal year (as determined by the Company’s Board of Directors in its reasonable discretion based on audited year-end financials), capped at 25% of the Base Salary. The TIB for fiscal year 2025, if earned, will be prorated from May 19, 2025.

Further, subject to both the approval of the Company’s Board of Directors and Mr. Osborn’s continued employment as the Company’s Chief Executive Officer, Mr. Osborn is entitled to receive the following equity incentive awards: (i) 15,000 shares of the Company’s common stock no later than 90 days after May 19, 2025 (the “Start Date”), (ii) 7,000 performance restricted stock units (“PSU”) on the one year anniversary of the Start Date and on each successive annual anniversary of the Start Date for a period of ten years, with each such PSU vesting into a share of the Company’s common stock one year from the date of grant, (iii) 200,000 PSUs, which become eligible for vesting in the period commencing on the date that is fifth anniversary of the Start Date and ending on the date that is five years after such anniversary date (the “Long Term Incentive Period”), will vest upon the occurrence of the following events during the Long Term Incentive Period: (A) 50,000 PSUs shall vest if the trading price of the Company’s shares of common stock on Nasdaq is at least $12 per share on average for a period of three months during any one year period; (B) an additional 50,000 PSUs shall vest if the trading price of the Company’s shares of common stock on Nasdaq is at least $15 per share on average for a period of three months during any one year period; (C) an additional 50,000 PSUs shall vest if the trading price of the Company’s shares of common stock on Nasdaq is at least $20 per share on average for a period of three months during any one year period; and (D) the final 50,000 PSUs shall vest if the trading price of the Company’s shares of common stock on Nasdaq is at least $25 per share on average for a period of three months during any one year period.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Osborn Employment Agreement which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated May 12, 2025 between the Company and Michael Osborn
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLAMETTE VALLEY VINEYARDS, INC.

Date: May 15, 2025	By:	/s/ JAMES W. BERNAU

James W. Bernau
President